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                                   EXHIBIT 4.1

                         FORM OF CAPITAL HOLDINGS, INC.

                          EMPLOYEE STOCK PURCHASE PLAN


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                             CAPITAL HOLDINGS, INC.

                          EMPLOYEE STOCK PURCHASE PLAN

                             ARTICLE I. INTRODUCTION

        SECTION 1.01 PURPOSE. The purpose of this Employee Stock Purchase Plan (the "Plan") is to provide employees of Capital Holdings, Inc., an Ohio corporation (the "Company"), and certain related corporations with an opportunity to share in the ownership of the Company by providing them with a convenient means for regular purchases of the Company's Common Stock, no par value per share, and thus to develop a stronger incentive to work for the continued success of the Company.

        SECTION 1.02 NONQUALIFIED PLAN. It is not intended that the Plan be a qualified plan under the Internal Revenue Code of 1986, as amended (the "Code"). All Employees in the Plan will have the same rights and privileges consistent with the provisions of the Plan.

        SECTION 1.03 DEFINITIONS. For purposes of the Plan, the following terms will have the meanings set forth below:

                  (a) "Affiliate" means any parent or subsidiary corporation of the Company, as defined in Section 425(e) and 425(f) of the Code, whether now or hereafter acquired or established.

                  (b)  "Committee" means the committee appointed under
         Section 7.01.

                  (c) "Company" means Capital Holdings, Inc., an Ohio corporation, and its successors by merger or consolidation.

                  (d) "Employee" means any employee of the Company or an Affiliate as of the first day of a Purchase Period, including an officer.

                  (e) "Fair Market Value" as of a given date means such value of the Common Stock as reasonably determined by the Committee, but which is not less than the price established by the most recent semiannual valuation performed by Austin Associates, Inc., or such other firm retained by the Company to perform such valuation, if any, or the price at which the stock of the Company is available for purchase on a national stock exchange.

                  (f) "Plan" means the Capital Holdings, Inc. Employee Stock Purchase Plan, the provisions of which are set forth herein.

                  (g) "Purchase Period" means a period beginning and ending on such business days as may be designated by the Committee prior thereto.



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                  (h) "Stock" means the Company's Common Stock, without par
         value, as such stock may be adjusted for changes in the stock of the Company as contemplated by Article VIII herein.

                    ARTICLE II. ELIGIBILITY AND PARTICIPATION

         SECTION 2.01 ELIGIBLE EMPLOYEES. All Employees shall be eligible to participate in the Plan.

         SECTION 2.02 ELECTION TO PARTICIPATE. An Employee may elect to participate in the Plan for a given Purchase Period by filing with the Company during that Purchase Period and in accordance with such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company for such purpose and by the Employee paying cash to the Company for such purchases at any time during the Purchase Period.

         SECTION 2.03 VOLUNTARY PARTICIPATION. Participation in the Plan on the part of an Employee is voluntary and such participation is not a condition of employment nor does participation in the Plan entitle an Employee to be retained as an employee.

                      ARTICLE III. RIGHT TO PURCHASE SHARES

         SECTION 3.01 NUMBER OF SHARES. Each Employee will have the right to purchase during the Purchase Period any number of whole shares of Stock at the price specified in Section 3.02, subject to the limitation that no more than $50,000 in Fair Market Value (determined at the beginning of each Purchase Period) of Stock of the Company may be purchased under the Plan by any one Employee in any one calendar year. However, if the purchases for all Employees would otherwise cause the aggregate number of shares of Stock to be sold under the Plan during the current and all prior Purchase Periods to exceed the number specified in Section 7.03, each Employee shall be allocated a pro rata portion of the Stock to be sold.

         SECTION 3.02 PURCHASE PRICE. The purchase price for a Purchase Period shall be that price as announced by the Committee prior to the first business day of the Purchase Period.

                         ARTICLE IV. NONTRANSFERABILITY

         SECTION 4.01 NONTRANSFERABLE RIGHT TO PURCHASE. The right to purchase Stock hereunder may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise) and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon the right to purchase will be null and void and without effect.



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                          ARTICLE V. STOCK CERTIFICATES

         SECTION 5.01 DELIVERY. Promptly after the last day of each Purchase Period and subject to such terms and conditions as the Committee in its sole discretion may impose, the Company will cause to be delivered to or for the benefit of the Employee a certificate representing the Stock purchased during such Purchase Period pursuant to the terms of this Plan or, at the option of the Company, the Company may maintain the interest of Employees in the Plan in uncertificated form and deliver a report to the Employee showing his or her ownership interest.

         SECTION 5.02 SECURITIES LAWS. The Company shall not be required to issue or deliver any certificate representing Stock prior to registration under the Securities Act of 1933, as amended, or registration or qualification under any state law if such registration is required. The Company will use its best efforts to accomplish such registration (if and to the extent required) not later than a reasonable time following the Purchase Period, and delivery of certificates may be deferred until such registration is accomplished.

         SECTION 5.03 COMPLETION OF PURCHASE. An Employee will have no interest in the Stock purchased until a certificate representing the same is issued to or for the benefit of the Employee or until an appropriate entry is made on the records of the Plan if the stock is to be held in uncertificated form.

         SECTION 5.04 FORM OF OWNERSHIP. The certificates representing Stock issued under the Plan will be registered in the name of the Employee, jointly in the name of the Employee and another person, or in a trust for the benefit of the Employee, as the Employee may direct on a form provided by the Company.

                   ARTICLE VI. EFFECTIVE DATE AND AMENDMENT OR
                               TERMINATION OF PLAN

         SECTION 6.01 EFFECTIVE DATE. The Plan will become effective on December 1, 1996.

         SECTION 6.02 POWERS OF BOARD/TERMINATION. The Board of Directors of the Company may at any time amend or terminate the Plan. The Plan shall remain in place until so terminated by the Board of Directors of the Company or until all shares of Stock authorized under the Plan, as may be amended from time to time by the Board of Directors, have been issued.

                           ARTICLE VII. ADMINISTRATION

         SECTION 7.01 APPOINTMENT OF COMMITTEE. The Board of Directors of the Company shall appoint a Committee to administer the Plan consisting of three or more persons (who may but need not be directors of the Company or of an Affiliate). The Board will determine the size of the Committee from time to time and will have the power to remove and replace the members

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thereof. Until otherwise decided by the Board of Directors, the Compensation
Committee of the Company shall act as the designated Committee.

         SECTION 7.02 POWERS OF COMMITTEE. Subject to the provisions of the Plan, the Committee will have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, to establish deadlines by which the various administrative forms must be received in order to be effective, and to adopt such other rules and regulations for administering the Plan as it may deem appropriate. The Committee shall have full and complete authority to determine whether all or any part of the Stock acquired pursuant to the Plan shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner an Employee's rights with respect thereto but any such restrictions shall be contained in the form by which an Employee elects to participate in the Plan pursuant to Section 2.02. Decisions of the Committee will be final and binding on all parties who have an interest in the Plan.

         SECTION 7.03 STOCK TO BE SOLD. The Stock to be issued and sold under the Plan may be treasury stock or authorized but unissued Stock, or the Company may purchase Stock in the market for sale under the Plan. Except as provided in
Section 8.01, the aggregate number of shares of Stock to be sold under the Plan will not exceed 50,000 common shares.

         SECTION 7.04 NOTICES. Notices to the Committee should be addressed as follows:

                             Capital Holdings, Inc.
                             5520 Monroe Street
                             Sylvania, OH  43560
                             Attention:  Compensation Committee

                      ARTICLE VIII. ADJUSTMENT FOR CHANGES
                               IN STOCK OF COMPANY

         SECTION 8.01 STOCK DIVIDEND OR RECLASSIFICATION. If the outstanding shares of Stock are increased, decreased, changed into or exchanged for a different number or kind of securities of the Company, or shares of a different par value or without par value, through reorganization, recapitalization, reclassification, stock dividend, stock split, amendment to the Company's Articles of Incorporation, reverse stock split or otherwise, an appropriate adjustment shall be made in the maximum numbers and/or kind of securities to be sold under this Plan with a corresponding adjustment in the purchase price to be paid therefor.

                           ARTICLE IX. APPLICABLE LAW

         Rights to purchase Stock granted under this Plan shall be construed and shall take effect in accordance with the laws of the State of Ohio.

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